Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Whit Clay – Sloane & Company
	408-519-9677	212-446-1864
	ir@tivo.com	wclay@sloanepr.com

TIVO REPORTS RESULTS FOR THE FIRST QUARTER FISCAL YEAR 2009 ENDED

APRIL 30, 2008

•	TiVo posts record quarter for Net Income and Adjusted EBITDA

•	Adjusted EBITDA for the first quarter was $11.1 million, exceeding guidance and compared to $6.7 million in the year-ago quarter

•	Net Income for the first quarter was $3.6 million compared to $835 thousand in the year-ago quarter and EPS for the first quarter was $0.04 compared to $0.01 in the year-ago quarter

•	Favorable ruling in EchoStar patent infringement case upheld; EchoStar’s petition for rehearing en banc denied

•	Disney directly signs with TiVo making all the major movie studios’ content available to TiVo users

•	TiVo teams with Chicago Tribune to reinvent newspaper model on TV coverage

ALVISO, Calif. – May 28, 2008 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the first quarter ended April 30, 2008.

“This quarter was about improving our financial profile by managing our subscription acquisition costs, making progress on our key growth initiatives such as our mass distribution strategy, and protecting our intellectual property,” said Tom Rogers, President and CEO of TiVo. “We are especially pleased with our record Net Income and Adjusted EBITDA results for the quarter. Our well executed performance this quarter positions us to post our first profitable year on an Adjusted EBITDA basis in fiscal 2009.”

For the first quarter, service and technology revenues were $54.9 million, compared with $58.1 million for the same period last year. Adjusted EBITDA was $11.1 million, compared to $6.7 million in the year-ago period and guidance of $5 million to $7 million. The better than anticipated Adjusted EBITDA was driven by lower than expected operating expenses, primarily due to less marketing and research and development spending. TiVo reported net income of $3.6 million and net income per share of $0.04, compared to net income of $835 thousand, or $0.01 per share, for the first quarter of last year.

Mr. Rogers continued, “In terms of our litigation with EchoStar and defending our intellectual property, the Appeals Court unanimously upheld the District Court’s ruling that EchoStar had infringed on our patent and more recently denied EchoStar’s petition for a rehearing en banc. We are pleased the Court upheld the ruling for full award of damages and an order for the injunction to be reinstated. We have informed the District Court that, based on what we’ve been provided by EchoStar to date, we believe that EchoStar’s modified software does not avoid infringement. Further, we are gratified that the District Court is moving forward with respect to the remaining issues and has scheduled a status conference later this week. We look forward to final resolution in the near-future and to realizing the full value of our intellectual property.”

Mr. Rogers continued, “On the mass distribution front, as you know our service on Comcast has been available in Comcast’s New England region since early this year, and we’re preparing to make it available in a new New England state, beyond Massachusetts and New Hampshire, very soon. Comcast and TiVo are pleased with the roll-out so far and we expect Comcast will expand their marketing efforts this summer as the rollout continues in the New England region.

“Additionally, the TiVo service on Cox, which is currently in trials, is on track for a launch in Cox’s New England market later this year.”

Rogers continued, “On the international front, TiVo continues to gain traction and is now available in Canada, Mexico, and Taiwan. Importantly, both Seven and TiVo expect to be launching in Australia prior to the Olympics with the first boxes arriving in late July. There is strong interest in other geographies for TiVo and we expect a number of international broadcasters, cable companies, satellite companies, and/or telecom companies looking to customize a DVR solution for their market will turn to TiVo, the only brand name available to them.

“In addition, we are making progress on our previously announced deal with the National Cable and Television Association to ensure TiVo consumers continue to seamlessly receive programming on systems utilizing switched digital video technology. We have worked very closely with Time Warner, Cox, Comcast, CableLabs, and the NCTA on this process and recently Cisco and Motorola displayed switched digital tuning adapters at the NCTA Cable Show. These adapters, which are currently undergoing verification testing with CableLabs are near completion and will soon be available in the small number of areas, where limited numbers of lightly watched program channels are provided now on a switched digital basis.”

Mr. Rogers continued, “On the TiVo-Owned side of the business, we are committed to focusing on efficient marketing spend and continue to assess the speed with which consumers recognize the value and importance of broadband distribution of digital video. Our success in this area is underscored by the considerable decline of our quarterly subscription acquisition costs to $116, which is a $132 improvement over the same period last year and our lowest quarterly SAC figure since calendar year 2005. This was key in terms of driving our improved Adjusted EBITDA results.”

TiVo-Owned subscription gross additions for the first quarter were approximately 48,000, compared to 57,000 gross additions for the year-ago period. This is the lowest year over year quarterly decline since the third quarter of fiscal 2007. Overall, TiVo-Owned subscriptions ended the quarter at 1.7 million. As expected, TiVo reported a net decline in MSOs/Broadcaster subscriptions during the period as DIRECTV is no longer deploying new TiVo boxes and other mass distribution deals are still in early phases of deployment. Cumulative total subscriptions as of April 30, 2008 were 3.8 million. Additionally, the monthly churn rate was 1.3%, down from 1.5% in the prior quarter.

Rogers continued, “On the broadband front, what continues to set us apart is our approach to become a comprehensive video solution - one box, one remote, one user interface and all content from all sources. We continue to add more content choice to our offering and recently announced content deals with Disney and YouTube. These content deals, which are all expected to be become available in the next few months, build on the 30,000 movies and television shows from Amazon and the four million songs from Rhapsody, connecting TiVo users with entertainment possibilities in a way no other company can.

“Our new partnership with the Chicago Tribune will allow TiVo subscribers to download the recommendations of the newspaper’s TV critic directly to their televisions so these recommendations are waiting there when the TV set is turned on. This can be a great way to make a newspaper’s TV section that has long existed far more valuable to the viewer by guaranteeing the newspaper’s TV choices are automatically recorded and delivered to the television set. This is another example of how we are weaving our way into the fabric of the media industry, deeply engaging with many media players including cable operators and international broadcasters, and now newspapers.

“We are also working with leading retailers and consumer electronic manufacturers to bundle TiVo with HD television sales. Several of the bundling programs we ran during the quarter were promising, increasing sales for both TiVo and the consumer electronic manufacturer, while allowing us to acquire subs at lower costs. For example, we ran a bundle in conjunction with Amazon.com and Mitsubishi that increased not only TiVo sales but Mitsubishi’s as well. We plan to expand these bundling efforts and are hopeful that our early successes will translate on a broader scale.

“Additionally, TiVo.com re-launched successfully. The new and improved website is designed to more efficiently market TiVo and get people to see why TiVo is better, different, easier, and cheaper.”

Mr. Rogers concluded, “We began fiscal 2009 on the right foot. Our Adjusted EBITDA results are an indication of the progress we are seeing in terms of an improving financial profile. The EchoStar litigation is playing out in our favor and the enforcement of the injunction strengthens our intellectual property status in the industry. Our domestic and international mass distribution strategy is beginning to show results and will be a key catalyst to driving the wide adoption of TiVo. When you add to these pieces our unique broadband functionality and the continued progress of our advertising and ARM businesses, we are confident in the future of TiVo and believe that we can continue to move the business forward this year and beyond.”

Management Provides Financial Guidance

For the second quarter of fiscal 2009, TiVo anticipates service and technology revenues in the range of $53 million to $55 million, a net loss in the range of ($2.0) million to ($4.0) million, and Adjusted EBITDA in the range of $3.0 million to $5.0 million.

This financial guidance is based on information available to management as of May 28, 2008. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the first quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, May 28, 2008. To listen to the discussion, please visit www.tivo.com/ir and click on the link provided for the Webcast or dial (888) 240-9345 (no password required). The Webcast will be archived and available through June 4, 2008 at www.tivo.com/ir or by calling (719) 457-0820 and entering the conference ID number 8458870.

About TiVo Inc.

Founded in 1997, TiVo (Nasdaq: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers and TiVo.com, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass™ recordings and WishList® searches and TiVo KidZone, have elevated its popularity among consumers and have created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music, and photos. With innovative features, such as TiVoToGo™ transfers and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way.®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience research measurement.

TiVo, “TiVo, TV your way.” Season Pass, WishList, TiVoToGo, and the TiVo Logo are trademarks or registered trademarks of TiVo Inc.’s subsidiaries worldwide. © 2008 TiVo Inc. All rights reserved

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s future business and growth strategies including TiVo’s mass distribution strategy and bundling efforts, profitability and financial guidance, distribution of the TiVo service domestically with Comcast and Cox and internationally in Australia, Mexico, Canada, Taiwan and other regions, growth and innovation in TiVo’s advertising and audience research measurement business, the timing and availability of broadband content, TiVo’s software development for the cable industry including with respect to switch digital technology, the results of TiVo’s litigation with EchoStar, how

TiVo intends to exploit its intellectual property, TiVo’s future marketing spend and related activities, and financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share amounts)

(unaudited)

	Three Months Ended April 30,
	2008	2007
Revenues
Service revenues	$48,443	$54,155
Technology revenues	6,407	3,932
Hardware revenues	5,945	2,293

Net revenues	60,795	60,380
Cost of revenues
Cost of service revenues (1)	11,194	10,155
Cost of technology revenues (1)	3,920	3,507
Cost of hardware revenues	10,344	10,648

Total cost of revenues	25,458	24,310

Gross margin	35,337	36,070

Research and development (1)	14,748	14,245
Sales and marketing (1)	5,936	5,303
Sales and marketing, subscription acquisition costs	1,159	5,790
General and administrative (1)	10,336	11,222

Total operating expenses	32,179	36,560

Income (loss) from operations	3,158	(490)
Interest income	579	1,416
Interest expense and other	(87)	(83)

Income before income taxes	3,650	843
Provision for income taxes	(13)	(8)

Net income	$3,637	$835

Net income per common share - basic	$0.04	$0.01

Net income per common share - diluted	$0.04	$0.01

Weighted average common shares used to calculate basic net income per share	99,386,826	96,829,128

Weighted average common shares used to calculate diluted net income per share	102,709,583	98,046,685

(1) Includes stock-based compensation expense as follows :
Cost of service revenues	$191	$157
Cost of technology revenues	606	463
Research and development	1,982	1,628
Sales and marketing	540	476
General and administrative	2,158	1,916

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	April 30, 2008	January 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$92,800	$78,812
Short-term investments	1,798	20,294
Accounts receivable, net of allowance for doubtful accounts of $1,219 and $1,194	10,427	20,019
Inventories	13,889	17,748
Prepaid expenses and other, current	3,446	3,792

Total current assets	122,360	140,665
LONG-TERM ASSETS
Property and equipment, net	11,330	11,349
Purchased technology, capitalized software, and intangible assets, net	12,718	13,522
Prepaid expenses and other, long-term	1,793	1,513
Long-term investments	4,296	—

Total long-term assets	30,137	26,384

Total assets	$152,497	$167,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$8,066	$23,615
Accrued liabilities (1)	23,256	28,834
Deferred revenue, current	58,163	59,341

Total current liabilities	89,485	111,790
LONG-TERM LIABILITIES
Deferred revenue, long-term	33,950	38,128
Deferred rent and other	227	309

Total long-term liabilities	34,177	38,437

Total liabilities	123,662	150,227
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
Authorized shares are 10,000,000;
Issued and outstanding shares - none	—	—
Common stock, par value $0.001:
Authorized shares are 275,000,000;
Issued shares are 102,034,090 and 100,098,426, respectively, and outstanding shares are 101,854,510 and 99,970,947, respectively	102	100
Additional paid-in capital	802,186	792,654
Accumulated deficit (1)	(771,449)	(775,086)
Less: Treasury stock, at cost - 179,580 and 127,479, respectively	(1,300)	(846)
Unrealized gain/loss of marketable securities	(704)	—

Total stockholders’ equity	28,835	16,822

Total liabilities and stockholders’ equity	$152,497	$167,049

(1)

The consolidated balance sheet as of January 31, 2008 has been revised to reflect the increase of $1,784,000 in accrued liabilities with a corresponding increase in accumulated deficit to correct immaterial errors related to an under accrual of non-income based taxes for fiscal year 2007 and fiscal year 2006.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended April 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,637	$835
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	2,572	2,620
Stock-based compensation expense	5,477	4,640
Inventory write-down	1,349	—
Allowance for doubtful accounts	25	—
Changes in assets and liabilities:
Accounts receivable	9,567	2,483
Inventories	2,510	19
Prepaid expenses and other	66	621
Accounts payable	(15,649)	(22,009)
Accrued liabilities	(5,578)	(6,745)
Deferred revenue	(5,356)	(8,530)
Deferred rent and other long-term liabilities	(82)	(147)

Net cash used in operating activities	$(1,462)	$(26,213)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term and long-term investments	(4)	(3,037)
Sales of short-term investments	13,500	—
Acquisition of property and equipment	(1,649)	(1,160)
Acquisition of capitalized software and intangibles	—	(375)

Net cash provided by (used in) investing activities	$11,847	$(4,572)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	4,057	852
Treasury Stock - repurchase of stock for tax withholding	(454)	(85)

Net cash provided by financing activities	$3,603	$767

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$13,988	$(30,018)

CASH AND CASH EQUIVALENTS:
Balance at beginning of period	78,812	89,079

Balance at end of period	$92,800	$59,061

TIVO INC.

OTHER DATA

	Three Months Ended April 30,		Guidance Reconciliation Three Months Ending
	2008	2007	July 31, 2008
	(In thousands)		(In millions)
Net income (loss)	$3,637	$835	$(2.0) - $(4.0)
Add back:
Depreciation & amortization	2,572	2,620	$2.0 - $3.0
Interest income & expense	(564)	(1,400)	$(1.0)
Provision for income tax	13	8	$0.0 - $1.0

EBITDA	5,658	2,063	$(1.0)
Stock-based compensation	5,477	4,640	$4.0 - $6.0

Adjusted EBITDA	$11,135	$6,703	$3.0 - $5.0

EBITDA and Adjusted EBITDA Results. TiVo’s “EBITDA” means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo’s “Adjusted EBITDA” is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. A table reconciling TiVo’s EBITDA and Adjusted EBITDA to GAAP net income is included with the condensed consolidated financial statements attached to this release. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or AEBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company’s workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended April 30,
(Subscriptions in thousands)	2008	2007
TiVo-Owned Subscription Gross Additions	48	57
Subscription Net Additions/(Losses):
TiVo-Owned	(17)	1
MSOs/Broadcasters	(128)	(103)

Total Subscription Net Additions/(Losses)	(145)	(102)
Cumulative Subscriptions:
TiVo-Owned	1,728	1,727
MSOs/Broadcasters	2,073	2,615

Total Cumulative Subscriptions	3,801	4,342
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	61%	59%

Included in the 3,801,000 subscriptions are approximately 163,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV, Cablevision Mexico, and Comcast and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.

We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions, under which consumers may purchase a subscription that is valid for the lifetime of a particular DVR, until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six-month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. During the quarter ended April 30, 2006, we discontinued general sale of the product lifetime service option. During the quarter ended January 31, 2008, we began offering product lifetime service subscriptions only to existing customers and during the quarter ended April 30, 2008 we began offering product lifetime subscriptions to new customers. Effective November 1, 2007, we have extended the period we use to recognize product lifetime subscription revenues from 48 months to 54 months for product lifetime subscriptions acquired on or before October 31, 2007. Additionally, we also increased the amortization period to 60 months for new product lifetime subscriptions acquired on or after November 1, 2007. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that some of our MSO/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended April 30,
TiVo-Owned Churn Rate	2008	2007
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,737	1,729
TiVo-Owned subscription cancellations	(65)	(56)

TiVo-Owned Churn Rate per month	-1.3%	-1.1%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities for our low cost product offerings, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30,		Twelve Months Ended April 30,
Subscription Acquisition Costs	2008	2007	2008	2007
	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$1,159	$5,790	$26,419	$23,774
Hardware revenues	$(5,945)	$(2,293)	$(45,450)	$(42,162)
Cost of hardware revenues	$10,344	$10,648	$91,614	$107,714

Total Acquisition Costs	5,558	14,145	72,583	89,326

TiVo-Owned Subscription Gross Additions	48	57	267	395
Subscription Acquisition Costs (SAC)	$116	$248	$272	$226

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net hardware revenues (defined as gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as MSOs/Broadcasters’ gross additions with TiVo subscriptions, in our calculation of SAC because we incur limited or no acquisition costs for these new subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30,
TiVo-Owned Average Revenue per Subscription	2008	2007
	(In thousands, except ARPU)
Total Service revenues	$48,443	$54,155
Less: MSOs/Broadcasters-related service revenues	(5,699)	(7,160)

TiVo-Owned-related service revenues	42,744	46,995
Average TiVo-Owned revenues per month	14,248	15,665
Average TiVo-Owned per month subscriptions	1,737	1,729

TiVo-Owned ARPU per month	$8.20	$9.06

	Three Months Ended April 30,
MSOs/Broadcasters Average Revenue per Subscription	2008	2007
	(In thousands, except ARPU)
Total Service revenues	$48,443	$54,155
Less: TiVo-Owned-related service revenues	(42,744)	(46,995)

MSOs/Broadcasters-related service revenues	5,699	7,160
Average MSOs/Broadcasters revenues per month	1,900	2,387
Average MSOs/Broadcasters per month subscriptions	2,136	2,668

MSOs/Broadcasters ARPU per month	$0.89	$0.89

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters’ subscription service revenues and MSOs/Broadcasters’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation. The decrease in ARPU per month for TiVo-Owned subscriptions during the first quarter ended April 30, 2008 as compared to the prior year period was the result of the recent change in amortization period for product lifetime subscriptions.

We calculate ARPU per month for MSOs/Broadcasters’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for

MSOs/Broadcasters’-related service revenues by the average MSOs/Broadcasters’ subscriptions for the period. The above table shows this calculation.

Beginning in February 2006, pursuant to the most recent amendment of our agreement with DIRECTV, TiVo began deferring a portion of the DIRECTV subscription fees equal to the fair value of the undelivered development services. Additionally, beginning in February 2007, DIRECTV began paying us a monthly fee for all DIRECTV households with DIRECTV receivers with TiVo service similar to the lower amount paid by DIRECTV for households with DIRECTV receivers with TiVo service deployed since March 15, 2002, subject to a monthly minimum payment by DIRECTV.